Exhibit 99.1

NASDAQ:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

RECORD FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Annual Revenues Increase 74.3% to $235.9 Million

Annual Operating Income Increases 109% to $12.6 Million

NEW YORK, March 10, 2008—CECO Environmental Corp. (NASDAQ:CECE), a leading provider of industrial ventilation and pollution control systems, today announced record fourth quarter and full year results for the period ended December 31, 2007.

Financial highlights for the fourth quarter of 2007 compared to the fourth quarter of 2006 include:

Net sales increased 63.8% to $68.0 million;

Gross profit increased 39.8% to $11.5 million;

Operating income increased 13.7% to $2.8 million;

Net income—$1.8 million, a 51.4% increase over 2006;

Earnings per diluted share increased 33.3% to $0.12 from $0.09 in 2006.

Financial highlights for the twelve months ended December 31, 2007 compared to twelve months ended December 31, 2006 include:

Net sales increased 74.3% to $235.9 million;

Gross profit increased 67.7% to $40.4 million;

Operating income increased 108.9% to $12.6 million;

Net income GAAP—$6.3 million (increase of 103.8%);

Net income non-GAAP—$7.0 million (increase of 204%);

GAAP Earnings per diluted share—$0.45 (increase of 87.5%);

Non-GAAP Earnings per diluted share $0.50 (increase of 256%).

CECO’s reported results for the twelve months ended December 31, 2006 included $842,000 in net non-cash income from the valuation of warrants and CECO’s reported results for the twelve months ended December 31, 2007 include a non-cash interest expense of $740,000 related to retirement of subordinated debt.

The adjustments to non-GAAP net income and non-GAAP earnings per diluted share are detailed in the tables below.

Backlog as of December 31, 2007 was $85.5 million compared to $97.1 million as of December 31, 2006.

Chairman and CEO, Phillip DeZwirek, stated, “Our fourth quarter results mark our eighth consecutive quarter over quarter of record revenues and gross profitability. After eliminating those certain non-cash income and expense items related to the valuation of warrants and the related subordinated debt discount discussed above, our adjusted results for the quarters and twelve month periods more accurately reflect our significant progress.”

Mr. DeZwirek continued, “Our gross profit margin percentage declined slightly for the year as anticipated due to the lower gross margin on our large automotive project. It is important to note, however, that our operating margin percentage and dollars have continued to increase as expected. We anticipate that both gross and operating margin percentages will increase in the future as the large project is completed and anticipated new higher margin contracts are completed.”

Rick Blum, COO, commented, “Our order flow this year has remained consistently strong with bookings through December 2007 of over $199.7 million plus acquired backlog from Effox and GMD of $24.6 million for a total of $224.3 million compared to $203.6 million through December of 2006, which included a large $50 million order received in December. Our backlog at December 31, 2006 excluding this large order was $47.1 million and our backlog at December 31, 2007 was $85.5 million.

It is also worth noting that we recently announced the acquisition of Fisher-Klosterman, Inc (“FKI”) and that we continue to search for acquisition candidates that fit into our turn-key strategy of horizontal and vertical integration.”

CECO will hold its quarterly conference call to discuss fourth quarter results on Tuesday, March 11, 2008 at 10:00 a.m. eastern daylight time.

Dial in number: 888.713.4214

International: 617.213.4866

Passcode: 49981438

Additional information on CECO’s reported results, including a reconciliation of the non-GAAP adjusted results, are included in the financial tables below.

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. Through its ten subsidiaries — Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum, H. M. White, Inc., Effox, GMD Environmental and FKI — CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information please visit the Company’s website at http://www.cecoenviro.com/

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

This press release may contain forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995. Such forward- looking statements may be identified by words such as “believe,” “anticipate,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” or similar statements. All forward-looking statements are based largely on current expectations, beliefs and assumptions concerning future events that are subject to certain substantial risks and uncertainties. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in economic conditions and changes in market conditions in the industries in which the Company Operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

CECO Environmental

Condensed Consolidated Statement of Operations

(In thousands, except share and per share data)

	Three months ended		Twelve months ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Net sales	$67,986	$41,498	$235,953	$135,359
Cost of sales	56,491	33,278	195,548	111,261

Gross Profit	11,495	8,220	40,405	24,098
Selling & Administrative	8,188	5,422	26,148	16,822
Depreciation & amortization	524	351	1,623	1,229

Operating income	2,783	2,447	12,634	6,047
Other income	1	109	10	812
Interest (expense)	(135)	(440)	(1,978)	(1,997)

Income before tax	2,649	2,116	10,666	4,862
Income tax expense	831	915	4,361	1,768

Net income (loss)	$1,818	$1,201	$6,305	$3,094

Per share data
Net income per basic share	$.12	$.10	$.47	$.27
Net income per diluted share	$.12	$.09	$.45	$.24

Weighted average shares outstanding
Basic	14,650,164	11,482,997	13,456,580	11,260,459
Diluted	15,253,834	13,173,862	14,042,234	12,890,401

CECO Environmental

Supplemental Financial Information

(unaudited)

In millions except per share data

Reconciliation of GAAP net income to adjusted net income is as follows;

	Twelve months ended
	12/31/2007	12/31/2006
Net income in accordance with GAAP	$6.3	$3.1
Other income related to warrant valuation		(0.8)
Interest expense related to subordinated debt discount	0.7	—

Adjusted net income	$7.0	$2.3

GAAP basic net income per share	$0.47	$0.27
GAAP diluted net income per share	$0.45	$0.24

Adjusted basic net income per share	$0.52	$0.20
Adjusted diluted net income per share	$0.50	$0.18

Shares used to compute basic net income per share	13,456,580	11,260,459
Shares used to compute diluted net income per share	14,042,324	12,890,401

CECO is providing the non-GAAP historical financial measures presented above as the Company believes that these figures are helpful in allowing individuals to better assess the ongoing nature of CECO’s core operations. A “non-GAAP financial measure” is a numerical measure of a company’s historical financial performance that excludes amounts that are included in the most directly comparable measure calculated and presented in the GAAP statement of operations.

Non-GAAP adjusted net income and non-GAAP adjusted earnings per diluted share, as we present them in the financial data included in this press release, have been adjusted to exclude the effects of income and expenses for the valuation of warrants and the related subordinated debt discount interest expense. Management believes that excluding these items better reflects its operating performance as these non-GAAP figures exclude the effects of certain non-recurring or non-cash expenses. Management believes that these items are not necessarily representative of underlying trends in the Company’s performance and their exclusion provides individuals with additional information to compare the company’s results over multiple periods. We expect our financial statements to continue to be affected by items similar to those excluded in the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP financial measures should not be construed as an inference that all such costs are unusual or infrequent.

Adjusted net income and adjusted earnings per diluted share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of CECO’s results as reported under GAAP.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the tables above present the most directly comparable GAAP financial measure and reconcile non-GAAP adjusted net income and non-GAAP adjusted earnings per diluted share to the comparable GAAP measures.